MV Portfolios, INC. 8-K

Exhibit 3.1

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES E CONVERTIBLE PREFERRED STOCK

OF

MV PORTFOLIOS, INC.

The undersigned, Chief Executive Officer of MV Portfolios, Inc. a Nevada corporation (the “Corporation”), DOES HEREBY CERTIFY that the following resolutions were duly adopted by the Board of Directors of the Corporation by unanimous written consent on November 17, 2016:

WHEREAS, the Board of Directors is authorized within the limitations and restrictions stated in the Amended and Restated Certificate of Incorporation of the Corporation, as amended to date, to provide by resolution or resolutions for issuance of Fifty Million (50,000,000) share of Preferred Stock, par value $0.001 per share, of the Corporation, in such series and with such designation, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions as the Corporation’s Board of Directors shall fix by resolution or resolutions providing for the issuance thereof duly adopted by the Board of Directors; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to authorize and fix the terms of a series of Preferred Stock and the number of shares constituting such series.

NOW, THEREFORE, BE IT RESOLVED:

1.       Designation and Authorized Shares. The Corporation shall be authorized to issue Eighty-Five Thousand (85,000) shares of Series E Preferred Stock, par value $0.001 per share (the “Series E Preferred Stock”).

2.       Stated Value. Each share of Series E Preferred Stock shall have a stated value of $0.001 per share (the “Stated Value”).

3.       Liquidation.

a.       Upon the liquidation, dissolution or winding up of the business of the Corporation, whether voluntary or involuntary, each holder of Series E Preferred Stock shall be entitled to receive, for each share thereof, out of assets of the Corporation legally available therefor, a preferential amount in cash equal to (and not more then) the Stated Value. All preferential amounts to be paid to the holders of Series E Preferred Stock in connection with such liquidation, dissolution or winding up shall be paid after payment of preferential amounts payable on any currently outstanding series of preferred stock, but before the payment or setting apart for payment of any amount for, or the distribution of any assets of the Corporation to the holders of (i) any other class or series of capital stock whose terms expressly provide that the holders of Series E Preferred Stock should receive preferential payment with respect to such distribution (to the extent of such preference) and (ii) the Corporation’s Common Stock. If upon any such distribution the assets of the Corporation shall be insufficient to pay the holders of the outstanding shares of Series E Preferred Stock (or the holders of any class or series of capital stock ranking on a parity with the Series E Preferred Stock as to distributions in the event of a liquidation, dissolution or winding up of the Corporation) the full amounts to which they shall be entitled, such holders shall share ratably in any distribution of assets in accordance with the sums which would be payable on such distribution if all sums payable thereon were paid in full.

b.       Any distribution in connection with the liquidation, dissolution or winding up of the Corporation, or any bankruptcy or insolvency proceeding, shall be made in cash to the extent possible. Whenever any such distribution shall be paid in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors of the Corporation.

4.       Voting. Except as otherwise expressly required by law, the holder of Series E Preferred Stock shall be entitled to vote on all matters submitted to shareholders of the Corporation and each share of Series E Preferred Stock held shall be entitled to 1,000 votes per share. Except as otherwise required by law, the holders of shares of Series E Preferred Stock shall vote together with the holders of Common Stock on all matters and shall not vote as a separate class.

5.       Automatic Conversion. Each share of Series E Preferred Stock shall automatically, and without any further action on the part of the holder, convert into one (1) share of common stock, $0.001 par value per share, of the Corporation upon a “Change in Control” of the Corporation.

6.       Other Provisions.

a.       Reservation of Common Stock. The Corporation shall at all times reserve from its authorized Common Stock a sufficient number of shares to provide for conversion of all Series E Preferred Stock from time to time outstanding.

b.      Record Holders. The Corporation and its transfer agent, if any, for the Series E Preferred Stock may deem and treat the record holder of any shares of Series E Preferred Stock as reflected on the books and records of the Corporation as the sole, true and lawful owner thereof for all purposes, and neither the Corporation nor any such transfer agent shall be affected by any notice to the contrary.

7.       Restriction and Limitations. Except as expressly provided herein or as required by law so long as any shares of Series E Preferred Stock remain outstanding, the Corporation shall not, without the vote or written consent of the holders of at least a majority of the then outstanding shares of the Series E Preferred Stock, take any action which would adversely and materially affect any of the preferences, limitations or relative rights of the Series E Preferred Stock.

8.       Certain Adjustments.

a.       Stock Dividends and Stock Splits. If the Corporation, at any time while the Series E Preferred Stock is outstanding: (A) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation pursuant to the Series E Preferred Stock), (B) subdivide outstanding shares of Common Stock into a larger number of shares, (C) combine (including by way of reserve stock split) outstanding shares of Common Stock into a smaller number of shares, or (D) issue by reclassification of shares of the Common Stock any shares of capital stock of the Corporation, each share of Series E Preferred Stock shall receive such consideration as if such number of shares of Series E Preferred had been, immediately prior to such foregoing dividend, distribution, subdivision, combinations or reclassification, the holder of the number of shares of Common Stock into which it could convert at such time. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

9.       Certain Definitions.

a.       “Change in Control” shall mean:

(i)      a tender offer (or series of related offers) shall be made and consummated for the ownership of 50% or more of the outstanding voting securities of the Corporation, unless as a result of such tender offer more than 50% of the outstanding voting securities of the surviving or resulting corporation shall be owned in the aggregate by the stockholders of the Corporation (as of the time immediately prior to the commencement of such offer), any employee benefit plan of the Corporation or its subsidiaries, and their affiliates;

(ii)     the Corporation shall be merged or consolidated with another corporation, unless as a result of such merger or consolidation more than 50% of the outstanding voting securities of the surviving or resulting corporation shall be owned in the aggregate by the stockholders of the Corporation (as of the time immediately prior to such transaction), any employee benefit plan of the Corporation or its subsidiaries, and their affiliates;

(iii)    the Corporation shall sell substantially all of its assets to another corporation that is not wholly owned by the Corporation, unless as a result of such sale more than 50% of such assets shall be owned in the aggregate by the stockholders of the Corporation (as of the time immediately prior to such transaction), any employee benefit plan of the Corporation or its subsidiaries and their affiliates; or

(iv)    a Person (as defined below) shall acquire 50% or more of the outstanding voting securities of the Corporation (whether directly, indirectly, beneficially or of record), unless as a result of such acquisition more than 50% of the outstanding voting securities of the surviving or resulting corporation shall be owned in the aggregate by the stockholders of the Corporation (as of the time immediately prior to the first acquisition of such securities by such person), any employee benefit plan of the Corporation or its subsidiaries, and their affiliates.

b.       “Person” shall mean an association, corporation, an individual, a partnership, a limited liability company, a trust or any other entity or organization.

IN WITNESS WHEREOF, the undersigned has executed this certificate this _____ day of November, 2016.

By:

Name: William D. Meadow

Title: Chief Executive Officer